Exhibit 10.24
First Amendment
To
BorgWarner Inc. Board of Directors Deferred Compensation Plan
(As Amended and Restated Effective January 1, 2009)
Effective January 1, 2011, Section 4.3 of the the BorgWarner Inc. Board of Directors Deferred Compensation Plan (As Amended and Restated Effective January 1, 2009) is hereby amended as follows:
Section 4.3 Timing of Deferral Credits. The percentage amount of a Retainer Fee that a Participant elects to defer in the Deferral Election shall cause an equivalent reduction in the amount of the Retainer Fee actually paid in cash to the Participant for that year. Retainer Fee deferrals shall be credited to each Participant’s appropriate Deferred Benefit Account as of the first Business Day of the calendar quarter immediately following the calendar quarter in which the Retainer Fee was payable to the Participant. For example, a Retainer Fee payable to the Participant during November will be credited to the Participant’s Deferred Benefit Account as of the first Business Day of January. The amounts credited to the Participant’s deferred Benefit Account will be allocated among the Investment Options elected by the Participant under Section 5.1.